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                                                                 EXHIBIT (10)(I)

                               THIRD AMENDMENT TO
                           TECUMSEH PRODUCTS COMPANY
                           MANAGEMENT INCENTIVE PLAN

         Effective January 1, 1997, the Executive Compensation Committee ("Committee") of Tecumseh Products Company (the "Company"), on behalf of the Company, amends the Company's Management Incentive Plan as follows:


1.       Article IV(b) of the Plan is amended to read:

                 (b) The price of Phantom Shares comprising the Account (adjusted pursuant to (c) below) shall be computed as the average of the closing prices of Class A Common Stock on the first trading day of each of the eleven calendar months which precede or coincide with the valuation date; provided that if any stock splits, stock-on-stock dividends or other capital adjustments have occurred during the period beginning with the first such trading day and ending on the valuation date, then the closing prices used in the averaging computation shall also be adjusted as the Committee, in the reasonable exercise of its discretion, believes to be equitable and appropriate. As used in the preceding sentence, a "trading day" is one for which such sale prices are reported on the NASDAQ national market reporting system.

2.       Article VI of the Plan is amended to read:

         VI.     Vesting and Payment
                 -------------------

                 (a) Each Phantom Share allocation made by the Company shall be assigned a "Class Year" corresponding to the calendar year in which the Allocation Date occurs. Such allocations shall be 0% vested in the year for which they are made, and shall not become vested until the fifth December 31 following the end of the Class Year. For example: Allocations made with respect to Class Year 1994 shall be 0% vested when allocated, 0% vested on December 31, 1995, 0% vested on December 31, 1996, etc., but shall become 100% vested on December 31, 1999. The provisions of Article VII shall generally govern the forfeiture of allocations which are not vested and, in certain circumstances, even those which are otherwise fully vested. Except as otherwise provided in Article VII, allocations to the Account of an Employee shall not be forfeited during his continued employment with an Employer.

                 (b) Upon an active Employee's completion of five (5) full calendar years of service with an Employer following the end of the calendar year for which an award is made, the portion of his Account which has thereby become vested shall be valued in accordance with
         Article IV(b) and paid within 30 days.

3.       Article VII of the Plan is amended to read:

         VII.  Retirement and Other Termination of Employment
               ----------------------------------------------

                 (a) If the employment of an Employee to whom Phantom Share allocations have been made shall be terminated by his Employer for any Reason denominated below (which shall be determined by the Committee), his entire Account whether or not to any extent otherwise vested shall be forfeited simultaneously with such termination of employment.

                 Such "Reason", for the sole purpose of determining whether an Employee's otherwise vested benefits are to be forfeited, shall be deemed to exist where -
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                 (i)      The Employee, after receiving written notice of prior
                          breach from his Employer, again breaches any material written rules, regulations or policies of the Employer now existing or hereafter arising which are uniformly applied to all employees of the Employer or which rules, regulations and policies are promulgated for general application to executives, officers or directors of the Employer; or

                 (ii) The Employee willfully and repeatedly fails to substantially perform the duties of his employment (other than any such failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to him by his immediate supervisor, which demand specifically identifies the manner in which the supervisor believes that the Employee has not substantially performed his duties; or

     (iii) The Employee is repeatedly or habitually intoxicated or under the influence of drugs while on the premises of the Employer or while performing his employment duties, after receiving written notice thereof from the Employer, such that the Committee determines in good faith that the Employee is impaired in performing the duties of his employment; or

     (iv) The Employee is convicted of a felony under state or federal law, or commits a crime involving moral turpitude; or

     (v) The Employee embezzles any property belonging to the Employer such that he may be subject to criminal prosecution therefor or the Employee intentionally and materially injures the Employer, its personnel or its property.

Nothing in this Plan shall alter the at-will nature of the Employee's employment relationship with his Employer. Nothing in this Plan shall confer upon any Employee the right to continue in the employ of any Employer.

                 (b) Except as provided in Article VII(c) regarding retirement, if an Employee to whom Phantom Share allocations have been made shall voluntarily terminate his employment with the Employer or shall be terminated by the Employer for no reason or for any reason whatsoever other than for one or more Reasons specified in Article VII(a) and otherwise than as provided for in Article VIII hereof, his Account shall be forfeited according to the vesting schedule of Article VI(a), except for that portion (if any) which the Committee, in its sole and absolute discretion, permits him to retain. Nothing in this Plan shall alter the at-will nature of the Employee's employment relationship with his Employer. Nothing in this Plan shall confer upon any Employee the right to continue in the employ of any Employer.

                 (c) Notwithstanding Article VI(a), an Employee's Phantom Share allocations shall be 100% vested as of the first day of the month that includes his last day of active work prior to normal or early retirement under the pension or retirement plan sponsored by his Employer. However, such vested allocations shall only become payable following the date they would have otherwise vested under Article VI, i.e. within 30 days after the fifth December 31st following each Allocation Date.

                 (d) Prior to any payment pursuant to (b) or (c), above, the Employee's account shall be adjusted as provided in Article IV.

                 (e) So long as the Employee shall continue to be an employee of the Employer, his Account shall not be affected by any change of duties or position. Nothing in the Plan shall confer upon any Employee any right to continue in the employ of the Employer or to receive future Phantom Share allocations or accruals thereon nor shall anything in the Plan interfere with the right of the Employer to terminate an Employee's employment at any time whether or not for cause. The adoption of the Plan shall not constitute a contract between the Company or its subsidiaries and any Employee. No Employee shall receive any right to be granted an award hereunder nor shall any such award be considered as compensation under any other employee benefit plan of the Company except as otherwise determined by the Committee.

                 (f) Any payment or distribution to an Employee under this Plan which is not claimed by the Employee, his beneficiary, or other person entitled thereto within three years after becoming payable shall be
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         forfeited and canceled and shall remain with the Company, and no other person shall have any right thereto or interest therein. The Company shall not have any duty to give notice that amounts are payable under this Plan to any person other than the Employee and his beneficiary
         (or contingent beneficiary) in the event there are benefits payable after the Employee's death.

4.       Article VIII of the Plan is amended to read:

         VIII.   Death, Disability or Incapacity of an Employee
                 ----------------------------------------------

                 (a) Any payment or distribution due to an Employee under this plan on account of death or on account of termination of employment for disability or retirement where the terminated Employee dies before receiving the full amount to which he is entitled hereunder, shall be made to the beneficiary and/or contingent beneficiary designated by the Employee to receive such payments in the event of his death, in a written designation of beneficiary filed with the Company prior to his death. In the event of the Employee's failure to file such a designation or its ineffectiveness for any reason such payments shall be made to the Employee's surviving spouse, or if the Employee is not survived by a spouse, in equal shares to his then surviving issue, per stirpes, or if he is not survived by any issue, then to the Employee's estate.

                 (b) Upon the total and permanent disability of an Employee to whom Phantom Shares have been allocated, as determined solely by the Committee, his Account shall become fully vested and payable, and shall be valued in accordance with Article IV(b) as of the end of the year in which the Committee determines that the Employee is totally and permanently disabled; payment shall be made during the following January. For these purposes, "total and permanent disability" means an impairment or illness of a physical or mental nature, or both, which results in the Employee's being unable to perform the normal duties of his employment consistent with the standards of his Employer for a period of at least ninety (90) consecutive business days. An Employee who is "totally and permanently disabled" within the meaning of the Company's Salaried Retirement Plan shall be deemed to have a "total and permanent disability" under this Plan.

                 (c) Upon the death of an active Employee, his Account shall become fully vested and payable, and shall be valued in accordance with Article IV(b) as of the end of the year in which the Employee's death occurs; payment shall be made during the following January. Upon the death of a disabled or retired Employee who has not received payment of his entire Account, the undistributed balance of such Account shall be valued in accordance with Article IV(b) as of the end of the year in which the retired Employee's death occurs; payment shall be made during the following January.


5.       Article XIII of the Plan is amended to read:

         XIII.   Restrictions on Transfer of Benefits
                 ------------------------------------

                 Neither the Employee nor any other person shall have any right to commute, sell, assign, transfer, alienate, pledge, anticipate, mortgage or otherwise encumber, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, or interest therein which are, and all rights to which are, expressly declared to be unassignable and non- transferable. No part of the amounts payable shall, prior to actual payment, be subject to garnishment, attachment, seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Employee or any other person, nor be transferable by operation of law in the event of the Employee's or any other person's bankruptcy or insolvency.

                 Notwithstanding the above, the Company shall have the right to deduct from all amounts paid to, or on behalf of, a Participant any taxes required by law to be withheld in respect of Accounts under this Plan or any reductions under Article XV of this Plan. If FICA taxes become payable due to vesting of an award in circumstances where it is not practicable (or would create a hardship) to withhold the employee's share of taxes from regular paychecks during the remainder of the taxable year, the Committee (or its delegate) may direct the Company to advance the employee's share of FICA taxes as an interest free loan, to be withheld from benefit amounts at the time they first become payable under this Plan.
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6.       References to Article VII(b) appearing in Article II(k) and Article
         IX(c) of the Plan shall be changed to Article VII(a).

7.       Except as amended above, the Plan continues in full force and effect.


WITNESS execution of this amendment on behalf of the Company by the Chairman of the Committee.


                                                       TECUMSEH PRODUCTS COMPANY



                                                       By /s/ Dean E. Richardson
                                                              Committee Chairman


                                                       Dated: January 22, 1997